Exhibit 10.15
                FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT

      This Agreement, made and entered into on this 28th day of February, 1994, ("Execution Date") and made effective as of February 8, 1994, by and between Enron Corp. ("Company"), a Delaware corporation having its headquarters at 1400 Smith Street, Houston, Texas 77002, and Kenneth L. Lay ("Employee"), an individual residing in Houston, Texas, is an amendment to that certain Employment Agreement between the parties effective September 1, 1989 (the "Employment Agreement").

      WHEREAS, the Employment Agreement incorporates the terms and provisions of a Loan Commitment Agreement attached to the Employment Agreement as Exhibit D, as though recited therein in their entirety; and

      WHEREAS, the parties desire to amend and clarify certain provisions of the Employment Agreement and the Loan Commitment
Agreement;

      NOW, THEREFORE, in consideration thereof and of the mutual covenants contained herein, the parties agree as follows:

1. Article 2: Term of Employment of the Employment Agreement is deleted in its entirety and the following is substituted in its place:

      "Unless sooner terminated pursuant to other provisions hereof, Employee's period of employment under this Agreement shall be for a period of five (5) years beginning on the effective date of this Amendment ("Term"), and thereafter for such period, if any, as may be agreed upon in writing by Employee and Company. At the expiration of three years during the Term hereunder, Employee may terminate this Employment Agreement without penalty and as if this Employment Agreement were fulfilled. Employee shall have the option to continue employment with the Company for the full term under this Amendment."

2.    Article 3: Compensation and Benefits of the Employment
Agreement is deleted in its entirety and the following is substituted in its place:

      "3.1 Base Salary. During the period beginning February 8, 1994 and ending February 7, 1997, Employee's annual base salary shall be equal to and not more than Nine Hundred Ninety Thousand and No/100 Dollars ($990,000.00), which shall be earned and paid in equal semimonthly installments in accordance with Company's standard payroll practice. Any raises after the three year period described above, shall be at the discretion of the Compensation Committee of the Board of Directors of the Company."

3.    (a)  The following shall be added to the end of paragraph
3.8 of the Employment Agreement:

      "Notwithstanding any provision to the contrary in this Agreement or the Exhibits and attachments hereto (including, without limitation, the Stock Finance Agreement attached to this Agreement as Exhibit C and the attachments thereto (the 'Stock Finance Documents') and the Loan Commitment Agreement attached to this Agreement as Exhibit D and the attachments thereto (the 'Loan Commitment Documents')), within thirty (30) days of the Execution Date of this Amendment, the sum total of any and all Advances outstanding, in the amount of Seven and a half Million Dollars ($7,500,000.00), including principal and interest, under the Stock Finance Documents and the Loan Commitment Documents together, shall be repaid by Employee.

      (b) The following shall be added to the end of Article II, Section 2.01, of the Loan Commitment Agreement:
Notwithstanding any provision to the contrary in this Agreement or the Exhibits and attachments hereto, the Lender agrees, conditioned on future performance of substantial employment services by Borrower, and on the terms and conditions hereinafter set forth, to make Advances to the Borrower (a "Borrowing") from time to time on any Business Day during the period from the Effective Date of this Amendment until February 8, 1999, in an aggregate amount not to exceed, at any time, the amount of Four Million Dollars ($4,000,000.00). Employee shall repay any amounts outstanding in excess of Four Million Dollars within thirty (30) days of the Execution Date of this Amendment.

4.    The following shall be added to the end of Article V,
Section 5.01, of the Stock Finance Agreement:

      (c) "Notwithstanding any provision to the contrary in this Agreement or the Exhibits and attachments thereto, Employee has received a grant of Option (which does not constitute an Incentive Stock Option), under and pursuant to the terms and provisions of Company's Enron Corp. 1991 Stock Plan, as made by such Plan's Committee at its meeting of February 7, 1994, to purchase One Million Two Hundred Thousand (1,200,000.00) shares of common stock of the Company. Such grant shall be made in the form of a Non-Qualified Stock Option Agreement as reflected in Exhibit A to this Fourth Amendment to the Employment Agreement between Company and Employee for a term of seven (7) years beginning February 8, 1994 and ending February 7, 2001. The grant price of such Option shall be Thirty-Four and No/100 Dollars ($34.00), the closing price of the common stock of the Company on February 8, 1994. Such Option shall vest 20% immediately upon the date of grant with the remainder to vest six (6) years and ten (10) months from date of issue (February 8, 1994), accordingly:

      (A)    Upon Grant               % Vested     Exercisable
             240,000                    20%        Six (6) months after
                                                   date of grant
                                                   (2-8-94)

             Six Years 10 Months      % Vested     Exercisable
             960,000                    80%        12-8-00 unless
                                                   previously vested
                                                   and exercised

      (B) Notwithstanding the above, provided the performance criteria of 15% annual earnings per share (EPS) growth is achieved in calendar years 1994, 1995, and 1996, as set forth below, vesting shall occur at the rate of 33% each year of the remaining shares to be vested as follows:



      1994                      1995                      1996

      320,000                   320,000                   320,000

      Earnings per share target*:

      1994         $1.783
      1995         $2.050
      1996         $2.357

      * 1993 adjusted earnings per share - $1.55

      For purposes of vesting, 15% compounded growth in earnings per share will be cumulative so that any short fall in 1994, 1995, and/or 1996 can be made up in subsequent years (including years after 1996) so long as the average growth in earnings per share for all previous years beginning in 1994 is at least 15% per year.

      No additional vesting of the Option will occur if, and after Employee leaves the Company, however all vested Options at the date of Employee's termination of employment with Company can be exercised up until the end of February 7, 2001.

      (d) Notwithstanding any other provision in said Stock Plan or in the grant of said Option reflected in said Exhibit A, the vesting provision described in paragraphs (A) and (B) above shall be the sole and exclusive method of vesting."

5.    This Agreement is the Fourth Amendment to the Employment
Agreement, and the parties agree that all other terms, conditions and stipulations contained in the Employment
Agreement shall remain
in full force and effect and without any change or modification, except as provided herein.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


ENRON CORP.


By:  CHARLES A LeMAISTRE
      Charles A. LeMaistre
Title:  Chairman, Compensation
         Committee of Board of
         Directors



ENRON CORP.


By:     JOHN H. DUNCAN
Name:   John H. Duncan
Title:  Chairman, Executive
         Committee of Board of
         Directors



KENNETH L. LAY


KENNETH L. LAY
Employee